                                                                   EXHIBIT 21.1

                      SUBSIDIARIES OF THE REGISTRANT


        NAME                                             PLACE OF INCORPORATION

        Bruker AXS GmbH                                  Germany
        Nihon Bruker AXS KK                              Japan
        Bruker Nonius B.V.                               The Netherlands
        Bruker AXS do Brasil Ltda.                       Brazil
        Bruker AXS Ltd.*                                 United Kingdom
        Bruker AXS SA*                                   France
        Bruker AXS SrL*                                  Italy
        Bruker AXS GmbH*                                 Austria
        Bruker AXS (Pty) Ltd.*                           South Africa


* These entities are indirect subsidiaries of the Registrant. Each is a wholly-owned subsidiary of Bruker AXS GmbH; Bruker AXS GmbH, in turn, is a wholly-owned subsidiary of the Registrant.